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     Exhibit 21

     Subsidiaries of the Registrant

     Subsidiary
     ----------
     TenFold Energy, Inc.
     TenFold Insurance, Inc.
     TenFold Communications, Inc.
     TenFold Financial Services, Inc.
     TenFold Investment Management, Inc.
     TenFold Healthcare, Inc.
     The LongView Group